Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Cindy Roberts
Director of Investor Relations
817-224-1461
cindy.roberts@dyn-intl.com
DynCorp International Inc. Announces Second Quarter and Record First Half Fiscal Year 2009 Results
•	Revenue increased to $779.2 million or 57.4% over Q2 FY08

•	Earnings per share of $0.23 for the quarter

•	Adjusted EBITDA increased 10.7% to $51.6 million including a non-recurring charge of $24.5 million for Afghanistan construction work

•	DSO improved 19 days from Q1 FY09 to 63 days resulting in a cash balance of $132.8 million and net debt of $483.1 million
Falls Church, Va. — November 5, 2008 — DynCorp International Inc. (NYSE: DCP), a provider of specialized mission-critical technical services to civilian and military government agencies, today announced results for its second quarter of fiscal year 2009 ended October 3, 2008.
“DynCorp International delivered a record first half”, said William L. Ballhaus, President and Chief Executive Officer of DynCorp International. “We had exceptional revenue growth, good program performance and outstanding cash generation. The underlying strength of the business is very solid going forward, and we have good visibility for the balance of fiscal year 2009”.
Results for the quarter exceeded expectations across the Company’s core business areas with the exception of our Afghanistan construction contracts within the Logistics and Construction Management segment. Due to several challenges including the significantly deteriorating security situation, management has determined that several of these contracts will operate at a loss or at margins approaching zero over the contract term and that the Company is unlikely to bid similar contracts without revised terms and conditions.
Second Quarter 2009 Results Compared to Second Quarter 2008
Revenue for the second quarter of fiscal year 2009 increased by 57.4% to $779.2 million from $495.1 million for the second quarter of fiscal year 2008. Operating income was $46.6 million for the second quarter of fiscal year 2009 compared to $33.9 million for the second quarter of fiscal year 2008. Earnings per share were $0.23 for the second quarter of fiscal year 2009 compared to $0.24 for the second quarter of fiscal year 2008. The fiscal second quarter 2009 earnings per share includes the impact of $0.05 per share as a result of the write off of deferred financing costs and $0.27 per share as a result of estimated contract losses and reduced estimated contract margins for the Company’s Afghanistan construction work.

Revenue for the International Security Services (ISS) segment for the second quarter of fiscal year 2009 increased to $472.3 million, up $201.5 million or 74.4% compared to the second quarter of fiscal year 2008. ISS revenue benefited from the continued ramp-up of the Army Intelligence and Security Command (INSCOM) contract as well as increases in law-enforcement and security services contracts in Iraq, Palestine, Haiti and Qatar. Additional revenue growth for ISS came from new contracts in fiscal year 2009 associated with training services for the Afghan military.
Revenue for the Logistics and Construction Management (LCM) segment for the second quarter of fiscal year 2009 increased to $85.5 million, up $37.8 million, or 79.5% compared to the second quarter of fiscal year 2008. LCM revenue benefited from support services provided in Iowa in response to the severe summer flooding in that state, peacekeeping work in the Philippines and Africa, and increases in revenue from construction projects in Afghanistan.
Revenue for the Maintenance and Technical Support Services (MTSS) segment increased to $222.7 million for the second quarter of fiscal year 2009, up $45.9 million, or 26.0%, from the comparable period in fiscal year 2008. MTSS experienced continued growth from support of the Mine Resistant and Ambush Protected (MRAP) vehicle program, increases in equipment demand in the Life Cycle Contractor Support (LCCS) programs, new work in the Field Service Operations area primarily from a new logistics services contract at Fort Campbell, KY and increased personnel levels on the Contract Field Teams (CFT) program.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for the impact of unallowable severance related expenses) increased 10.7%, to $51.6 million for the second quarter of fiscal year 2009, compared to $46.6 million for the second quarter of fiscal year 2008. This increase was driven primarily by a combination of strong revenue growth, positive margin adjustments on our MRAP program, accrual of earned GLS award fees, benefits from selling, general and administrative expense efficiencies implemented earlier in the fiscal year and several program successes allowing the Company to reverse previously recorded reserves. These increases were partially offset by a provision for estimated contract losses and the revision of estimated contract margins associated with our Afghanistan construction contracts of $24.5 million.
Year-to-Date Results
Revenue for the first six months of fiscal year 2009 was $1,495.9 million, a 43.3% increase over revenue of $1,043.8 million for the first six months of fiscal year 2008. Operating income was $86.6 million for the first six months of fiscal year 2009 compared to $65.6 million for the first six months of fiscal year 2008. Earnings per share were $0.54 for the first six months of fiscal year 2009 compared to $0.46 for the first six months of fiscal year 2008. Fiscal year to date 2009 earnings per share includes the impact of $0.05 per share as a result of the write off of deferred financing costs and $0.24 per share attributable to estimated contract losses and reduced estimated contract margins for the Company’s Afghanistan construction work.

Revenue for the ISS segment increased to $877.7 million for the first six months of fiscal year 2009, up $318.3 million or 56.9% from the first six months of fiscal year 2008. ISS revenue grew principally as a result of the ramp-up of the INSCOM contract and increases from new contracts to provide training services for the Afghan military.
Revenue for the LCM segment for the first six months of fiscal 2009 increased to $178.9 million, up $68.2 million or 61.6% compared to the first six months of fiscal 2008. LCM benefited from support services provided in Iowa in response to the severe summer in that state, peacekeeping services in the Philippines and Africa, and revenue increases from our construction projects in Africa and Afghanistan.
Revenue for the MTSS segment for the first six months of fiscal year 2009 increased to $441.6 million, up $68.0 million or 18.2% from the first six months of fiscal year 2008. MTSS experienced continued growth from support of the MRAP vehicle program, increases in equipment demand in our LCCS programs, new work in our Field Service Operations related to a new contract at Fort Campbell, KY and increased personnel levels on the CFT program.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for the impact of unallowable severance related expenses) increased 17.4%, to $106.8 million for the first six months of fiscal year 2009, compared to $91.0 million for the first six months of fiscal year 2008. This increase was driven primarily by a combination of strong revenue growth, positive margin adjustments on our MRAP program, accrual of earned GLS award fees, and benefits from selling, general and administrative expense efficiencies implemented earlier in the fiscal year and several programs successes allowing the Company to reverse previously recorded reserves, offset by a provision for estimated contract losses and the revision of estimated contract margins on Afghanistan construction contracts of $21.0 million.
Operating cash flow for the first six months of fiscal year 2009 was $37.9 million as compared to operating cash flow of $49.9 million for the first six months of fiscal year 2008. The decrease in operating cash flows was primarily due to increases in Accounts Receivable as a result of strong revenue growth partially offset by management’s continued focus on improving Days Sales Outstanding (DSO), a key liquidity measure we use in managing our business. DSO decreased to 63 days as of October 3, 2008 from 73 days as of March 28, 2008 and 82 days as of July 4, 2008. Improvements in DSO were the result of increased focus, process improvements and system changes initiated in Q1.
Total debt was $615.8 million at October 3, 2008, an increase of $22.7 million from March 28, 2008. The increase was due to the Company’s debt refinancing which was completed in July 2008. Net debt as of October 3, 2008 was $483.1 million compared to $507.8 million at the beginning of fiscal 2009.
Backlog increased as of October 3, 2008 to $6.5 billion compared to $6.0 billion as of March 28, 2008, primarily due to the award of the new eight year contract for the War Reserve Materials program. The Company’s estimated remaining contract value as of October 3, 2008 increased to $10.1 billion from $7.5 billion as of March 28, 2008, primarily due to the successful recompete of the Contract Field Teams contract.

Fiscal 2009 Guidance
The Company revises or reconfirms the previously-provided Revenue, Adjusted EBITDA and EPS guidance for its fiscal year ending April 3, 2009. Revenue guidance has been increased to $2.95 billion – $3.05 billion from a range of $2.825 billion – $2.925 billion. Adjusted EBITDA guidance remains in the range of $205 million – $215 million and EPS guidance remains in the range of $1.15 – $1.25.

FY 2009
Revenue	$2.95 to $3.05 billion
Adjusted EBITDA(1)	$205 to $215 million
Diluted earnings per share	$1.15 to $1.25

(1)	See adjusted EBITDA reconciliation included in the associated tables of this press release.
Conference Call
The Company will host a conference call at 8:30 a.m. EST on Thursday, November 6, 2008 to discuss fiscal year 2009 second quarter results. To participate in the conference call, dial (866) 871-0758 and enter conference ID number: 67493754. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from November 6, 2008 through December 6, 2008. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the following ID number: 67493754.
About DynCorp International
DynCorp International Inc., through its operating company DynCorp International LLC, is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.
Reconciliation to GAAP
In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures and for share amounts used to derive earnings per share, please see the financial schedules accompanying this release.
Forward-looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: changes in the demand for services the Company provides; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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(Financial tables follow)

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended
	October 3, 2008	September 28, 2007
	(unaudited)	(unaudited)

Revenue	$779,151	$495,109

Cost of services	(696,519)	(425,633)
Selling, general and administrative expenses	(25,994)	(24,928)
Depreciation and amortization expense	(10,005)	(10,601)

Operating income	46,633	33,947

Interest expense	(14,905)	(13,705)
Loss on early extinguishment of debt	(4,443)	—
Other, net	3,160	1,606

Income before income taxes	30,445	21,848
Provision for income tax	(9,131)	(7,895)

Income before minority interest	21,314	13,953
Minority interest	(8,443)	—

Net income	$12,871	$13,953

Earnings per share:
Basic	$0.23	$0.24
Diluted	$0.23	$0.24

Average shares outstanding
Basic	57,000	57,000
Diluted	57,040	57,000

Adjusted EBITDA (1)	$51,626	$46,616
Adjusted EBITDA margin	6.6%	9.4%

Operating cash flow	$109,033	$46,347

	Three Months Ended
	October 3, 2008	September 28, 2007
(% of Revenue)	(unaudited)	(unaudited)

Revenue	100.0%	100.0%

Cost of services	(89.4%)	(86.0%)
Selling, general and administrative expenses	(3.3%)	(5.0%)
Depreciation and amortization expense	(1.3%)	(2.1%)

Operating income	6.0%	6.9%

Other (expense) income:
Interest expense	(1.9%)	(2.8%)
Loss on early extinguishment of debt	(0.6%)	0.0%
Other, net	0.4%	0.3%

Income before income taxes	3.9%	4.4%
Provision for income tax (as a percentage of income before income tax)	(30.0%)	(36.1%)
Income before minority interest	2.7%	2.8%
Minority interest	(1.1%)	0.0%

Net income	1.7%	2.8%

(1)
See EBITDA/Adjusted EBITDA reconciliation. For the second quarters of fiscal year 2009 and fiscal year 2008, there were no adjustments to EBITDA. As a result, EBITDA and Adjusted EBITDA are the same for those periods.

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Six Months Ended (1)
	October 3, 2008	September 28, 2007
	(unaudited)	(unaudited)

Revenue	$1,495,945	$1,043,782

Cost of services	(1,334,908)	(905,721)
Selling, general and administrative expenses	(53,845)	(51,463)
Depreciation and amortization expense	(20,565)	(20,991)

Operating income	86,627	65,607

Interest expense	(29,120)	(28,195)
Loss on early extinguishment of debt	(4,443)	—
Other, net	5,326	3,747

Income before income taxes	58,390	41,159
Provision for income tax	(18,447)	(14,948)

Income before minority interest	39,943	26,211
Minority interest	(9,092)	—

Net income	$30,851	$26,211

Earnings per share:
Basic	$0.54	$0.46
Diluted	$0.54	$0.46

Average shares outstanding
Basic	57,000	57,000
Diluted	57,061	57,000

Adjusted EBITDA (2)	$106,789	$90,986
Adjusted EBITDA margin	7.1%	8.7%

Operating cash flow	$37,902	$49,910

	Six Months Ended (1)
	October 3, 2008	September 28, 2007
(% of Revenue)	(unaudited)	(unaudited)

Revenue	100.0%	100.0%

Cost of services	(89.2%)	(86.8%)
Selling, general and administrative expenses	(3.6%)	(4.9%)
Depreciation and amortization expense	(1.4%)	(2.0%)

Operating income	5.8%	6.3%

Other (expense) income:
Interest expense	(1.9%)	(2.7%)
Loss on early extinguishment of debt	(0.3%)	0.0%
Other, net	0.4%	0.4%

Income before income taxes	3.9%	3.9%
Provision for income tax (as a percentage of income before income tax)	(31.6%)	(36.3%)
Income before minority interest	2.7%	2.5%
Minority interest	(0.6%)	0.0%

Net income	2.1%	2.5%

(1)
The six months ended October 3, 2008 was a 27 week period from March 29, 2008 to October 3, 2008. The six months ended September 28, 2007 was a 26 week period from March 31, 2007 to September 28, 2007.

(2)	See EBITDA/Adjusted EBITDA reconciliation.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	October 3, 2008	September 28, 2007
	(unaudited)	(unaudited)

Net income	$12,871	$13,953
Income tax provision	9,131	7,895
Interest expense(1)	19,348	13,705
Depreciation and amortization(2)	10,276	11,063

EBITDA(3)/Adjusted EBITDA(4)	$51,626	$46,616

	Six Months Ended
	October 3, 2008	September 28, 2007
	(unaudited)	(unaudited)

Net income	$30,851	$26,211
Income tax provision	18,447	14,948
Interest expense(1)	33,563	28,195
Depreciation and amortization(2)	21,087	21,632

EBITDA(3)	$103,948	$90,986

Unallowable severance related costs(5)	2,841	—

Adjusted EBITDA	$106,789	$90,986

(1)	Includes loss from early extinguishment of debt.

(2)	Amount includes certain depreciation and amortization amounts which are classified as cost of services on our consolidated statements of income.

(3)
EBITDA is defined as net income adjusted for interest expense, income taxes, depreciation and amortization. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles (GAAP), and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this press release is not necessarily comparable to similarly titled measures reported by other companies.

(4)	For the second quarters of fiscal year 2009 and fiscal year 2008, there were no adjustments to EBITDA. As a result, EBITDA and Adjusted EBITDA are the same for those periods.

(5)
Represents the net unrecoverable amount of severance costs associated with our former CEO. During the second quarter we determined that certain portions of the gross severance charge qualified for reimbursement. As a result, we have adjusted the amount from our first fiscal quarter disclosed adjusted EBITDA calculation to reflect the net unrecoverable position in adjusted EBITDA.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of
	October 3, 2008	March 28, 2008
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$132,779	$85,379
Restricted cash	20,550	11,308
Accounts receivable, net of allowances of $592 and $268	577,589	513,312
Other current assets	160,974	126,368

Total current assets	891,892	736,367

Non-current assets	656,825	666,342

Total assets	$1,548,717	$1,402,709

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$446,268	$374,554

Long-term debt, less current portion	615,835	590,066
Other long-term liabilities	14,125	13,804
Minority interest	5,786	—

Shareholders’ equity	466,703	424,285

Total liabilities and shareholders’ equity	$1,548,717	$1,402,709

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	October 3, 2008	September 28, 2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$30,851	$26,211
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:	27,843	21,984
Changes in assets and liabilities:
Restricted cash	7,326	2,597
Accounts receivable	(64,104)	6,062
Prepaid expenses and other assets	(26,028)	(9,227)
Accounts payable and accrued liabilities	57,886	7,671
Income taxes payable	4,128	(5,388)

Net cash provided by operating activities	37,902	49,910

Cash flows from investing activities:	(19,718)	(3,220)

Cash flows from financing activities:	29,216	(39,083)

Net increase in cash and cash equivalents	47,400	7,607
Cash and cash equivalents, beginning of period	85,379	102,455

Cash and cash equivalents, end of period	$132,779	$110,062

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA
(In millions)

	As of
	October 3, 2008	March 28, 2008
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,330	$1,164
Unfunded backlog	5,161	4,797

Total backlog (2)	$6,491	$5,961

Estimated remaining contract value(3)	$10,057	$7,485

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options.

(2)	As of October 3, 2008 and March 28, 2008, the backlog related to GLS was $3.2 billion and $3.5 billion, respectively, and is included in the table above.

(3)
Estimated remaining contract value represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from the end of current task orders until the end of the IDIQ contract term and is based on our experience and performance under our existing contracts and management judgments and estimates with respect to future task or delivery order awards. Although we believe our estimates are reasonable, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. Our estimated remaining contract value could vary or even change significantly depending upon various factors including government policies, government budgets and appropriations, the accuracy of our estimates of work to be performed under time and material contracts and whether we successfully compete with any multiple bidders in IDIQ contracts.